                                                                    EXHIBIT 99.2


CHAFFE & ASSOCIATES, INC.
INVESTMENT BANKERS


January 21, 1997


The Board of Directors
First National Bank
19 South Main Street
P. O. Box 29
Pontotoc, Mississippi  38863-0029

Gentlemen  and Mrs. Berryhill:

     We understand that First National Bank (the "Bank") is evaluating an offer by Union Planters Corporation ("Union Planters"), Memphis, Tennessee, to purchase up to 100% of the outstanding Bank common stock for $875.00 per share (the "Union Planters Offer"). The terms and conditions of the Union Planters Offer are more fully described in the Union Planters letter to the Board of Directors of the Bank dated December 12, 1996.

     You have asked our opinion as to whether the Union Planters Offer is fair, from a financial point of view, to the stockholders of the Bank.

     Chaffe & Associates, Inc. ("Chaffe"), through its experience in the securities industry, investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalization, and valuations for estate, corporate and other purposes states that it is competent to provide an opinion as to the fairness of the Union Planters Offer contemplated herein. Specifically, Chaffe has extensive experience in the analysis and valuation of bank and bank holding company securities in connection with acquisitions and mergers. Neither Chaffe nor any of its officers or employees has an interest in the common stocks of the Bank or of Union Planters. The fee received for the preparation and delivery of this opinion is not dependent or contingent upon the consummation of any transaction or the occurrence of any other event.

     In connection with rendering its opinion, Chaffe, among other things: (i) reviewed the Bank's Proxy Statement regarding the formation of a bank holding company for the Bank, in the form that it was filed with the Securities and Exchange Commission on January 8, 1997; (ii) reviewed and analyzed certain publicly-available financial statements and other information of the Bank; (iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning the Bank, prepared by the management of the Bank, including financial projections; (iv) discussed the past and current operations and financial condition, and the prospects of the Bank with senior executives of the Bank; (v) reviewed the historical prices and trading volumes of the shares of the Bank common stock; (vi) compared the financial performance of the Bank, and the prices and trading activity of the Bank common stock, with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally, which Chaffe deemed generally comparable to the transaction proposed by Union Planters; (viii) considered a number of valuation methodologies, including among others, those that incorporate book

CHAFFE & ASSOCIATES, INC.


The Board of Directors                                          January 21, 1997
First National Bank of Pontotoc                                          Page 2



value, deposit base premium and capitalization of earnings, and (ix) performed such other studies and analyses as we deemed appropriate to this opinion.

     In its review, Chaffe relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information, and all other information reviewed by it for purposes of its opinion. Chaffe did not make or obtain an independent review of the Bank's assets or liabilities, nor was Chaffe furnished with any such appraisals. Chaffe relied solely on the Bank for information as to the adequacy of its loan loss reserves and values of other real estate owned. With respect to the Bank's projected financial results, Chaffe has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgements of the management of the Bank of future financial performances of the Bank. This opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date hereof. Chaffe expresses no opinion on the tax consequences of the Union Planters Offer or the effect of any tax consequences on the value that might be received by the shareholders of the Bank common stock.

     Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion on the date hereof that the Union Planters Offer is not fair, from a financial point of view, to the holders of the Bank common stock.

Very truly yours,

CHAFFE & ASSOCIATES, INC.



/s/ CHAFFE & ASSOCIATES, INC.
_____________________________

SGB:mb